EXHIBIT 10.DD

VALLEY NATIONAL BANK
1455 Valley Road
Wayne, NJ 07470

January 3, 2017

Mr. Ronald H. Janis
Senior Executive Vice President and General Counsel
Valley National Bancorp
Valley National Bank
1455 Valley Road
Wayne, New Jersey 07470

Dear Mr. Janis:

The Compensation and Human Resources Committee of the Board of Directors of Valley National Bancorp (“Bancorp”) and Valley National Bank (the “Bank”) (collectively, the “Company”) have determined that it is in the best interests of the Bancorp and the Bank for the Company to agree to provide you with certain limited severance rights as provided herein.
The Board recognizes that your employment by the Company without any severance agreement, other than your Change in Control Agreement dated the date hereof (“Change in Control Agreement”), creates tensions which may cause you to seek opportunities elsewhere or affect your views of your present compensation. These arrangements are being made to alleviate, in part, those concerns.
In view of the foregoing, in consideration of your employment with the Company and your consent to this letter, the Company agrees:
1.    If the Company elects to terminate you as a Senior Executive Vice President and General Counsel of Valley National Bancorp and/or Valley National Bank (or such office as you shall then hold), the Company will pay you a lump sum severance benefit equal to 24 months of your annual base salary plus an amount equal to the sum of (i) one times your most recent annual cash bonus and (ii) a fraction of your most recent annual cash bonus, with the numerator of the fraction being the number of months that has elapsed in the current calendar year prior to your termination date and the denominator of which is 12. The Company will pay you such amount within 5 business days following the date that the Release described in Paragraph 3 is effective and irrevocable. This severance benefit will not be paid if the Company terminates you for “Cause”. “Cause” means (i) willful and continued failure by the Executive to perform his duties for the Company after at least one warning in writing from the Company’s Board of Directors identifying specifically any such failure; (ii) the willful engaging by the Executive in misconduct which causes material injury to the Company as specified in a written notice to the Executive from the Board of Directors; or (iii) conviction of a crime, other than a traffic violation, habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Board of Directors to refrain from such behavior. No act or failure to act on the part of the Executive shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. No severance benefits will be paid

EXHIBIT 10.DD

under paragraphs 1 and 2 hereof in the event you are paid a severance benefit pursuant to your Change in Control Agreement.
2.     If you are terminated other than for Cause, the Company shall pay you (or your estate in the case of death) a lump sum amount equal to one hundred twenty-five percent (125%), less applicable withholdings, of (A) the aggregate COBRA premium amounts (based upon COBRA rates in effect at date of termination) for three (3) years of the health, hospitalization and medical insurance coverage that was being provided to you (and your spouse) at the time of termination of employment, minus (B) the aggregate amount of any employee contributions that would have been required of you (determined as of the termination of employment) for such three (3) year period. The Company also shall pay you a lump sum amount equal to one hundred twenty-five percent (125%), less applicable withholdings, of the Company’s share of the premium for three (3) years of the life insurance coverage provided to a similarly situated active employee (based upon the coverage and group rates in effect on the date of termination of employment). The Company will pay you such amounts within 5 business days following the date that the Release described in Paragraph 3 is effective and irrevocable.
3.    Notwithstanding anything else to the contrary in this letter agreement, the Company may delay payment of benefits provided in Sections 1 and 2 herein for six (6) months following your termination from employment to the extent necessary to comply with Section 409A of the Internal Revenue Code. At the end of such period of delay, you will be paid the delayed payment amounts, plus interest for the period of any such delay. For purposes of the preceding sentence, interest shall be calculated using the six (6) month Treasury Bill rate in effect on the date on which the payment is delayed, and shall be compounded daily. If the conditions of the severance exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) or the short-term deferral rate under Treasury Regulation 1.409A-1(b)(4) (or any successor Regulations thereto) are satisfied, payment of benefits shall not be delayed for six (6) months following termination of employment to the extent permitted under the severance exceptions.
Notwithstanding anything else to the contrary in this letter agreement, .payments and benefits provided under Sections 1 and 2 herein are subject to required federal, state and local tax withholding requirements, the execution by you of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a reasonable form to be provided by the Company (the “Release”) and such Release becoming effective and irrevocable in accordance with applicable law. The Release will include your resignation from all other positions with the Company.
As partial consideration for the Company entering into this letter agreement, you agree as follows:
4.     Following the termination of your employment with the Company for any reason, you shall retain in confidence any confidential information known to you concerning the Company and its business.
5.     While you are employed by the Company and for a period of one year thereafter, you will not, without the prior written approval of the Board of Directors of Bancorp, directly or indirectly, as officer, director, employee, five (5) percent shareholder, principal or agent, or in any other capacity, own, manage, operate, consult with or be employed by any insured depository institution which transacts business in the States of New Jersey, New York or Florida if such insured depository institution employs or utilizes you in any capacity to solicit the Company’s loan, trust, deposit customers, or other customers of the Company, or employees of the Company. This paragraph shall have no force or effect after the occurrence of a Change in Control, as such term is defined in your Change in Control Agreement.
You agree that the Company has no adequate remedy at law for the violation of paragraphs 4 and 5 and that the Company shall be entitled to injunctive relief to enforce such provisions.

EXHIBIT 10.DD

Both parties mutually agree as follows:
6.    In the event the Company fails to pay to you or your spouse any of the benefits provided herein for a period in excess of ten (10) business days after a written request to do so, you (or your spouse) shall be entitled to be paid or reimbursed by the Company for the legal fees and expenses incurred by you (or your spouse) in enforcing or interpreting the provisions of this letter agreement. The Company hereby agrees to pay or reimburse you for such fees and expenses on a monthly basis, upon your submission of bills or requests for payment. A court shall be entitled to deny you your legal fees and expenses only if it finds you made a claim for benefits hereunder not in good faith and without reasonable cause.
7.    This letter agreement shall commence on the date hereof and expire on January 1, 2019 (January 1, 2019 is referred to hereafter as the “Expiration Date”). On January 1 of each year starting January 1, 2018, the Expiration Date shall be automatically extended for an additional one (1) year period (so this letter agreement remains a two (2) year contract) unless you or Bancorp otherwise elect and so notify the other party in writing 60 calendar days prior to January 1 of any year starting with January 1, 2018, in which case this letter agreement shall terminate on the then existing Expiration Date. The payments required under Sections 1 and 2 shall not be applicable if you voluntarily retire from the Company and any outstanding stock awards are vested in connection with that retirement or after you reach age 75.
8.    This letter agreement shall be of no further force and effect following the occurrence of a “Change in Control” as such term is defined in your Change in Control Agreement and after the occurrence of a Change in Control your employment and severance benefits shall be governed only by your Change in Control Agreement.
9.    This letter agreement shall be binding upon and inure to the benefit of you, your estate and the Company, and any successor to the Company. Neither this letter agreement nor any rights arising hereunder may be assigned or pledged by you. This letter agreement may be amended, supplemented or changed at any time only by a writing signed by Bancorp and yourself. This letter agreement constitutes the entire agreement between the Company and you with respect to the matters covered hereby and replaces any prior agreements or understandings (whether written or unwritten) with respect to such matters. In the event your services are terminated and you are entitled to payments, you shall not be obligated to mitigate your damages and the Company may not offset amounts due to you hereunder. However, in the event you breach the non-compete contained in paragraph 5 hereof during any period when it is effective, the Company shall not thereafter be obligated to provide you with any benefits hereunder and you shall not be entitled to be paid your legal fees or expenses as provided in paragraph 6 hereof.

EXHIBIT 10.DD

If you are in agreement with the foregoing, please so indicate by signing and returning to the Company the enclosed copy of this letter, whereupon this letter shall constitute an agreement between you and the Company.
Very truly yours,

VALLEY NATIONAL BANCORP

By: ___________________________
AGREED AND ACCEPTED:	Gerald Korde, Chairman,
Compensation and Human Resources
Committee

_____________________	VALLEY NATIONAL BANK
Ronald H. Janis

By: ___________________________
Gerald Korde, Chairman,
Compensation and Human Resources
Committee